Ruby Creek Featured on Micro-Cap Review and Introduces New Website

NEW YORK, Oct. 25, 2011 /PRNewswire/ -- Ruby Creek Resources, Inc. (OTCBB: RBYC), a gold exploration and mining company with operations in Tanzania, is pleased to report the Micro-Cap Review Magazine has just been released featuring Ruby Creek on the front cover.

The Micro-Cap Review is delivered via hard copy print to numerous individual investors and investing professionals. The Magazine is also sent electronically to several hundred thousand investors around the world over a period of several months. To receive a free copy from the publisher, investors can sign up at www.microcapreview.com. This new edition of Micro-Cap Review will be posted on their new website soon. Ruby Creek also has the article included on our NEW website, which opened today.

Robert Slavik, Ruby Creek's President and CEO said, "We believe it's time to bring our exciting growth story to investors worldwide. Appearing on the cover of Micro-Cap Review will introduce Ruby Creek to investors in several countries. This magazine appearance and the launch of our new website is all a part of our corporate strategy addressing goals 10 and 11 outlined in our April 12, 2011 press release."

About Ruby Creek Resources, Inc.

Ruby Creek Resources, Inc. (www.rubycreekresources.com) is a gold exploration and mining company. Ruby Creek operates in Tanzania through its subsidiaries, Ruby Creek Gold (Tanzania) Limited and Ruby Creek Resources (Tanzania) Limited. Ruby Creek is the operator of the Tanzania Gold Plateau Project, establishing operations and infrastructure, along with the permitting process in support of the full development and commencement of gold mining operations on the Project.

Forward-Looking Statements

This news release may include certain forward-looking statements. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. This notice expressly qualifies all forward-looking statements in this release. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors, which may be identified, from time to time in the Company's public announcements.

On behalf of Ruby Creek Resources, Inc.

Robert Slavik
President and CEO

CONTACT: Toby Hansen, Corporate Communications, +1-212-679-5711 ext 310, thansen@rubycreekresources.com